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                                                               Exhibit 10.40


October 31, 1996

Ms. Fanci Weisman
Williamson, Picket & Gross Inc.
116 John Street
New York, New York 10038

                                                 Re: Storage Space # 5 Lease
Dear Fanci:

     Please be advised that Arista wished to terminate its month-to-month lease for the small storage room area on the 13th floor. The termination is to be effective December 31, 1996.

     We have chosen this date so that you are provided with the sixty day advance notice called for in our agreement. Should the building have a use for this space prior to December 31st, please advise. We are prepared to vacate Storage Space #5, subject to a weeks notice.

     I wish to thank you for your assistance in our time of need.


                                       Very truly yours,

                                       /s/ Peter J. Norton

                                       Vice President